Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES FIRST QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – April 23, 2015 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the first quarter ended March 31, 2015.

Highlights for the quarter included the following:

•	Total revenue of $167.2 million, an increase of 3.9% compared with the first quarter of 2014.
•	Freight revenue of $143.3 million (excludes revenue from fuel surcharges), an increase of 13.5% compared with the first quarter of 2014.
•
Operating income of $10.0 million and an operating ratio of 93.0%, compared with operating income of $0.4 million and an operating ratio of 99.7% in the first quarter of 2014. Operating ratio is defined as: total operating expenses minus fuel surcharge revenue, divided by freight revenue.

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Net income of $10.2 million, or $0.56 per diluted share, compared with net loss of $1.4 million, or ($0.09) per diluted share in the first quarter of 2014, on a 22.7% increase in weighted average diluted shares resulting primarily from the Company’s public offering of 3,036,000 common shares completed in November 2014.

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Net income and earnings per share for the first quarter of 2015 included a federal income tax credit of approximately $4.7 million, or $0.26 per diluted share recognized as a discrete item, that is not expected to continue in future periods.

Management Discussion—Asset-Based Truckload Operations
Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments:  “For the quarter, total revenue in our asset-based operations increased to $157.2 million, an increase of $7.0 million compared with the first quarter of 2014.  This increase consisted of higher freight revenue of $17.7 million, partially offset by lower fuel surcharge revenue of $10.7 million. The $17.7 million increase in freight revenue related to a 12.1% increase in average freight revenue per tractor per week, a 55 truck (or 2.1%) increase in our average tractor fleet, and a $1.3 million increase of freight revenue contributed from our refrigerated intermodal service offering. The 2.1% average tractor fleet increase is especially gratifying as it marks the first time we have achieved any year-over-year increase since the fourth quarter of fiscal 2010. Team-driven trucks increased to an average of 928 teams in the first quarter of 2015, an increase of approximately 17.3% over the average of 791 in the first quarter of 2014, as well as a 1.8% sequential increase over the average of 912 teams in the fourth quarter of 2014.

“Average freight revenue per tractor per week increased to $3,743 during the 2015 quarter from $3,339 during the 2014 quarter.  Average freight revenue per total mile increased by 8.8 cents per mile (or 5.9%) compared to the 2014 quarter on an approximately 7.4% increase in average length of haul. Average miles per unit increased by 5.9%. The main factors impacting the improved utilization were a 450 basis point increase in the percentage of our fleet comprised of team-driven trucks, a tighter overall freight network for our service offerings, less harsh weather and a higher seated truck percentage. On average, approximately 4.9% of our fleet lacked drivers during the 2015 quarter compared with approximately 5.6% during the 2014 quarter.

“Our operating cost per mile improved by 1.9 cents per mile compared with the 2014 quarter. Capital costs (consisting of depreciation and amortization (which includes gain or loss on disposition of assets), revenue equipment rentals and interest expense) decreased by approximately $2.3 million. Combined revenue equipment rentals and interest expense decreased $3.6 million primarily resulting from repayments of debt and leases from the approximately $63.0 million proceeds from our late November public offering. These cost improvements were partially offset by higher depreciation expense of $1.3 million for more expensive tractors and an updated trailer fleet, net of an approximately $0.6 million increase in gain on sale of assets. We continue to invest in new, more fuel-efficient equipment that offers dependability, lower operating costs, improved safety technology, and improved driver satisfaction. The younger fleet of tractors and trailers also contributed to an approximately 2.7 cent per mile reduction of our operations & maintenance expense for the 2015 quarter as compared to the 2014 quarter.

“Net fuel expense improved meaningfully as a result of our capital investments in new tractors and aerodynamic trailers, efficiency initiatives, improved fuel pricing, and favorable adjustments to fuel surcharge programs from customers, partially offset by unfavorable fuel hedging results. Net fuel expense was approximately 10.7 cents per company mile in the 2015 quarter compared with 12.2 cents per company mile in the 2014 quarter. Ultra low sulfur diesel prices as measured by the Department of Energy averaged approximately $1.04/gallon lower in the first quarter of 2015 compared with the 2014 quarter. Losses from fuel hedging transactions were $3.1 million in the 2015 quarter compared with gains of $0.3 million in the 2014 quarter. We expect to continue using fuel price hedges periodically to mitigate the potential volatility in fuel prices relating to the portion of our fuel usage that is not covered by fuel surcharges, which may result in favorable or unfavorable results in any given quarter.

“Salaries, wages and related expenses increased approximately 2.1 cents per mile due to a higher percentage of our fleet comprised of team-driven tractors, employee pay adjustments since the first quarter of 2014, and higher group health insurance expense, partially offset by lower workers’ compensation expense.

“Insurance and claims per mile cost increased to 13.1 cents per mile in the first quarter of 2015 from 8.0 cents per mile in the first quarter of 2014. The increase primarily related to a greater severity of claims for accidents incurred during the first quarter of 2015.”

Management Discussion—Non-Asset Based Brokerage and Other Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s non-asset based subsidiary:  “For the quarter, Solutions’ total revenue decreased 6.9%, to $10.0 million from $10.7 million in the same quarter of 2014. Operating income was approximately $337,000 for an operating ratio of 96.6%, compared with operating income of approximately $541,000 and an operating ratio of 94.9% in the first quarter of 2014. In addition, our 49% equity investment in Transport Enterprise Leasing (“TEL”) contributed approximately $1.4 million of pre-tax income in the quarter compared with $0.8 million in the first quarter of 2014.”

Cash Flow and Liquidity
Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: “At March 31, 2015, our total balance sheet debt and capital lease obligations, net of cash, were $154.1 million, our stockholders’ equity was $180.8 million, and our tangible book value was $180.5 million, or $9.95 per basic share.  At March 31, 2015, our ratio of net debt to total balance sheet capitalization was 46.0%.  At March 31, 2015, the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $43.4 million, including the residual value guarantees under those leases, and we believe the value of the leased equipment was approximately equal to the present value of such lease obligations.  Since the end of 2014, the Company's balance sheet debt and capital lease obligations, net of cash, has decreased by $26.9 million, while the present value of financing provided by operating leases decreased by approximately $2.3 million. At March 31, 2015, we had approximately $43.8 million of borrowing availability under our revolving line of credit.

 “In the first quarter of 2015, we took delivery of approximately 105 new company tractors and disposed of approximately 130 used tractors. Our current tractor fleet plan for full-year 2015 includes the delivery of approximately 700 new company tractors, and the disposal of approximately 745 used tractors as we reduce the number of out-of-service tractors from our fleet from the beginning of the year.  With a relatively young average company tractor fleet age of 1.7 years at March 31, 2015, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements.  We believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers, our revolving credit facility, and other sources to fund our expected revenue equipment purchases in 2015.”

Outlook
“Our outlook for 2015 remains positive. We expect our average fleet size to be approximately 3%-5% above that of fiscal 2014. In addition, we expect to report earnings in the second quarter in a range of $0.38 to $0.48 per diluted share, on approximately 18.5 million weighted average diluted shares. We remain cautious of our ability to achieve meaningful year-over-year improvements in earnings per share in the second half of the year (taking into consideration expected weighted average diluted shares year-over-year increases of approximately 21% for the third quarter and 11% for the fourth quarter). Second half performance will depend to a significant extent on the level of involvement of our asset-based and Solutions subsidiaries in the supply chains of our LTL, parcel, and omni-channel shipping customers during the 2015 peak freight season and the associated pricing for our services.”

Conference Call Information
The Company will host a live conference call tomorrow, April 24, 2015, at 10:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 800-756-3333 (International), access code CTG1.  An audio replay will be available for one week following the call at 877-919-4059, access code 73218300. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon "Earnings Info."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to equipment purchases and disposals, sources of funding for such purchases, and the statements under “Outlook” are forward-looking statements. Such items have not been subjected to all the review and audit procedures associated with the release of actual financial results.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time (including with respect to the adverse judgment on the 2008 cargo claim announced in the third quarter of 2014), adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Senior Vice President and Chief Financial Officer                                                              (423) 463-3331
Richard.Cribbs@ctgcompanies.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                                                                                                                     (423) 463-3357
Kimberly.Perry@ctgcompanies.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA
	Three Months Ended March 31,
($000s, except per share data)	2015	2014	% Change
Freight revenue	$143,335	$126,244	13.5%
Fuel surcharge revenue	23,881	34,713
Total revenue	$167,216	$160,957	3.9%

Operating expenses:
Salaries, wages, and related expenses	58,253	52,874
Fuel expense	31,894	43,176
Operations and maintenance	10,797	12,031
Revenue equipment rentals and
purchased transportation	23,208	25,335
Operating taxes and licenses	2,661	2,745
Insurance and claims	10,769	6,106
Communications and utilities	1,527	1,437
General supplies and expenses	3,682	3,809
Depreciation and amortization, including gains and
losses on disposition of property and equipment	14,382	13,090
Total operating expenses	157,173	160,603
Operating income	10,043	354
Other (income) expenses:
Interest expense	2,204	2,751
Interest income	-	(4)
Other	-	-
Other expenses, net	2,204	2,747
Equity in income of affiliate	1,385	800
Income (loss) before income taxes	9,224	(1,593)
Income tax expense (benefit)	(1,003)	(219)
Net income (loss)	$10,227	$(1,374)

Basic earnings (loss) per share	$0.56	$(0.09)
Diluted earnings (loss) per share	$0.56	$(0.09)
Basic weighted average shares outstanding (000s)	18,145	14,915
Diluted weighted average shares outstanding (000s)	18,307	14,915

	Three Months Ended March 31,
	2015	2014	% Change
($000s)	SEGMENT REVENUES
Asset-based trucking revenues	$133,369	$115,541	15.4%
Covenant Transport Solutions non-asset based revenues	9,966	10,703	-6.9%
Freight revenue	$143,335	$126,244	13.5%

	OPERATING STATISTICS
Average freight revenue per loaded mile	$1.762	$1.663	5.9%
Average freight revenue per total mile	$1.586	$1.498	5.9%
Average freight revenue per tractor per week	$3,743	$3,339	12.1%
Average miles per tractor per period	30,338	28,647	5.9%
Weighted avg. tractors for period	2,707	2,652	2.1%
Tractors at end of period	2,722	2,623	3.8%
Trailers at end of period	6,690	6,952	-3.8%
	SELECTED BALANCE SHEET DATA
($000s, except per share data)	3/31/2015	12/31/2014
Total assets	$528,778	$554,017
Total stockholders' equity	$180,758	$169,204
Total balance sheet debt, net of cash	$154,136	$181,003
Net Debt to Capitalization Ratio	46.0%	51.7%
Tangible book value per basic share	$9.95	$9.34

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